Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

FULTON FINANCIAL CORPORATION

ARTICLE 1

1. The name of the corporation is Fulton Financial Corporation.

ARTICLE 2

2. The location and post office address of the registered office of the corporation in this Commonwealth is:

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

ARTICLE 3

3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the purpose of engaging in and doing any lawful act concerning any and all lawful business for which a corporation may be incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania.

ARTICLE 4

4. The term for which the corporation is to exist is perpetual.

ARTICLE 5

5. The aggregate number of shares which the corporation shall have authority to issue is 410,000,000 shares, divided into 400,000,0000 shares of Common Stock of Two and 50/100 Dollars ($2.50) par value per share and 10,000,000 shares of Preferred Stock, without par value. The Board of Directors shall have authority to the full extent now or hereafter permitted by law from time to time to issue Preferred Stock as a class without series or in one or more series and to fix by resolution the voting rights (which may be full, limited, multiple, fractional or withheld altogether), designation, preferences, qualifications, limitations, restrictions, privileges, options, redemption rights, conversion rights, and other special or relative rights of such class or any series thereof.

ARTICLE 6

6. The shareholders of the corporation shall not have the right to cumulate their votes for the election of directors.

ARTICLE 7

7.1 A greater than majority shareholder vote shall be required in order to authorize certain Business Combinations (notwithstanding the fact that no vote may be required or that a lesser percentage may be required by law), as follows:

(a) In addition to any affirmative vote which may otherwise be required by law (including, without limitation, the affirmative vote of the holders of any series of Preferred Stock then outstanding, voting separately as a class, in the event that such a separate class vote shall be required under the terms of the resolution of the Board of Directors authorizing the issuance of such series and designating the rights of the holders thereof), and except as otherwise expressly provided in Section 7.2 of this Article 7, the affirmative vote of the holders of not less than 85% of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required in order to authorize the following corporate actions:

(1) any merger or consolidation of the corporation or any Subsidiary with or into any Interested Shareholder or with or into any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or in a series of transactions) to, with or for the benefit of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, of any assets of the corporation or of any Subsidiary having an aggregate Fair Market Value equal to or greater than 10% of consolidated shareholders equity as reported in the most recent year-end financial statement of the corporation;

(3) any issuance, sale or transfer by the corporation or by any Subsidiary (whether in one transaction or in a series of transactions) of any securities of the corporation or of any Subsidiary to any Interested Shareholder or to any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other consideration having an aggregate Fair Market Value equal to or greater than 10% of consolidated shareholders equity as reported in the most recent year-end financial statements of the corporation;

(4) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

(5) any reclassification of stock (including any reverse stock split) or recapitalization of the corporation, or any merger or consolidation of the corporation with or into any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock of the corporation or of any Subsidiary which is directly or indirectly owned by any Interested Shareholder or by any Affiliate or Associate of any Interested Shareholder; or

(6) any transaction or series of transactions which is similar in purpose, form or effect to any of the foregoing.

(b) For purposes of this Article 7, the term “Business Combination” shall mean any transaction which is referred to in any one or more of clauses (1) through (6) of Paragraph (a) of Section 7.1 of this Article 7.

7.2 In addition to any affirmative vote which may otherwise be required by law (including, without limitation, the affirmative vote of the holders of any series Preferred Stock then outstanding, voting separately as a class, in the event that such a separate class vote shall be required under the terms of the resolution of the Board of Directors authorizing the issuance of such series and designating the rights of the holders thereof), the affirmative vote of the holders of only 66-2/3% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required in order to authorize a Business Combination, if all of the conditions specified in either of the following Paragraphs (a) or (b) are met:

(a) The Business Combination shall have been approved by a majority of the Continuing Directors; or

(b) All of the following six conditions shall have been met:

(1) The transaction constituting the Business Combination shall provide for a consideration to be received by holders of Common Stock in exchange for their stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

(A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired (i) within the three-year period immediately prior to the first public announcement of the proposed Business Combination (the Announcement Date) or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

(B) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the Determination Date), whichever is higher; and

(C) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to clause (B) immediately preceding, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired within the three-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of Common Stock on the first day in such three-year period on which the Interested Shareholder beneficially owned any shares of Common Stock.

(2) Whether or not the Interested Shareholder owns any shares of Preferred Stock, the transaction constituting the Business Combination shall provide for a consideration to be received by holders of Preferred Stock in exchange for their stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Preferred Stock shall be at least equal to the highest of the following:

(A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Preferred Stock beneficially owned by the Interested Shareholder which were acquired (i) within the three-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

(B) the highest preferential amount per share to which the holders of shares of Preferred Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(C) the Fair Market Value per share of Preferred Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(D) the price per share equal to the Fair Market Value per share of Preferred Stock determined pursuant to clause (C) immediately preceding, multiplied by the ratio of (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Preferred Stock beneficially owned by the Interested Shareholder which were acquired within the three-year period immediately prior to the Announcement Date to (ii) the Fair Market Value per share of Preferred Stock on the first day in such three-year period on which the Interested Shareholder beneficially owned any shares of Preferred Stock.

(3) The consideration to be received by holders of Common Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of Common Stock. If the Interested Shareholder has paid for shares of Common Stock with varying forms of consideration, the form of consideration for Common Stock shall be either cash or the form used to acquire the largest number of shares of Common Stock previously acquired by it. If the Interested Shareholder does not own beneficially any shares of Preferred Stock, the consideration to be received by holders of Preferred Stock shall be in cash. If the Interested Shareholder owns beneficially any shares of Preferred Stock, the consideration to be received by holders of Preferred Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of Preferred Stock. If the Interested Shareholder has paid for shares of Preferred Stock with varying forms of consideration, the form of consideration for Preferred Stock shall be either cash or the form used to acquire the largest number of shares of Preferred Stock previously acquired by it.

(4) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

(A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) payable on any outstanding Preferred Stock;

(B) except as approved by a majority of the Continuing Directors, there shall have been no reduction in the annual rate of dividends paid per share on the Common Stock (adjusted as necessary for recapitalizations and for stock splits, reverse stock splits, stock dividends and similar transactions which have the effect of changing the number of outstanding shares of Common Stock);

(C) such Interested Shareholder shall not have acquired beneficial ownership of any additional shares of Voting Stock, except as part of the transaction in which it became an Interested Shareholder; and

(D) such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(5) Such Interested Shareholder shall have taken all action necessary to ensure that the Board of Directors shall include at all times representation by Continuing Directors in proportion to the ratio of (i) the voting power of the Voting Stock not owned beneficially by such Interested Shareholder at any given time, to (ii) the voting power of all Voting Stock then outstanding.

(6) A proxy statement meeting the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Stock at least 30 days prior to the consummation of such Business Combination for the purpose of soliciting shareholder approval of such Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or unfairness) of the terms of such Business Combination, from the point of view of the holders of Voting Stock other than the Interested Shareholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the corporation of such opinion).

7.3 (a) In addition to any affirmative vote which may otherwise be required by law (including, without limitation, the affirmative vote of the holders of any series of Preferred Stock then outstanding, voting separately as a class, in the event that such a separate class vote shall be required under the terms of the resolution of the Board of Directors authorizing the issuance of such series and designating the rights of the holders thereof), the affirmative vote of the holders of 66-2/3% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required in order to authorize each of the following transactions which is not also a Business Combination:

(1) Any merger or consolidation of the corporation pursuant to which the approval of the shareholders of the corporation would be required under the Business Corporation Law of the Commonwealth of Pennsylvania as then in effect;

(2) Any merger or consolidation of a Subsidiary, if the surviving or resulting corporation would not be a Subsidiary;

(3) Any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation;

(4) Any acquisition of all or substantially all of the assets of another corporation in exchange, in whole or in part, for shares of Voting Stock which, following such acquisition, will constitute more than 50% of the voting power of the Voting Stock then outstanding; or

(5) Any plan for the dissolution of the corporation.

(b) Any transaction involving the corporation or any Subsidiary which is not a Business Combination and which is not referred to in Paragraph (a)(1) through (a)(5) of Section 7.3 shall require only such shareholder approval, if any, as may be required under (i) the Business Corporation Law of the Commonwealth of Pennsylvania s then in effect, (ii) the provisions of any other applicable Article of these Articles of Incorporation, or (iii) the terms of any resolution of the Board of Directors authorizing the issuance of any series of Preferred Stock and designating the rights of the holders thereof.

7.4 For purposes of this Article 7, the following terms shall have the meanings set forth below:

(a) “Person” shall mean any individual, firm, corporation or other entity.

(b) “Interested Shareholder” shall mean any person (other than the corporation or any Subsidiary) which, as of the record date for the determination of shareholders entitled to vote on a proposed Business Combination or immediately before the consummation of any such Business Combination:

(1) Is at such time the beneficial owner, directly or indirectly, of more than 5% of the voting power of the then outstanding Voting Stock;

(2) Is at such time an Affiliate of the corporation and at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of more than 5% of the voting power of the then outstanding Voting Stock; or

(3) Is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c) A person shall be a “beneficial owner” of any shares of Voting Stock:

(1) Which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(2) Which such person or any of its Affiliates or Associates has (i) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

(3) Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(d) For purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph (b) of this Section 7.4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of Paragraph (c) of this Section 7.4, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(e) “Affiliate” shall mean any person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified.

(f) The term “Associate” used to indicate a relationship with any person, means (i) any corporation or other organization (other than the corporation or a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the corporation or of any Subsidiary.

(g) “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for purposes of the definition of Interested Shareholder set forth in

Paragraph (b) of this Section 7.4, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

(h) “Continuing Director” shall mean (i) any member of the Board of Directors of the corporation who is unaffiliated with and is not a representative of an Interested Shareholder and who was a member of the Board of Directors prior to the time that any Interested Shareholder became an Interested Shareholder, and (ii) any successor of a Continuing Director who is unaffiliated with and is not a representative of an Interested Shareholder and who is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

(i) “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(j) “Voting Stock” shall mean all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

(k) “Consideration other than cash to be received” as used in Paragraphs (b)(1) and (b)(2) of Section 7.2 shall include, in the case of any Business Combination in which the corporation is the surviving corporation, the shares of Common Stock and the shares of Preferred Stock retained by the holders thereof.

7.5 A majority of the Continuing Directors shall have the power and duty to make factual determinations, on the basis of information known to them after reasonable inquiry, as to all facts relating to the application of this Article 7, including, without limitation, the following:

(a) Whether a person is an Interested Shareholder;

(b) The number of shares of Voting Stock owned beneficially by any person;

(c) Whether a person is an Affiliate or Associate of another;

(d) Whether a proposed transaction is a Business Combination within the meaning of Paragraphs (a)(1) through (a)(6) of Section 7.1; and

(e) Whether the conditions set forth in Paragraph (b) of Section 7.2 have been met with respect to any Business Combination.

Any such determination made in good faith shall be binding upon and conclusive with respect to all parties.

7.6 Nothing contained in this Article 7 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

ARTICLE 8

8. (a) For purposes of this Article 8, the term “Acquisition Proposal” shall mean any action, proposal, plan or attempt by any person, firm, corporation or other entity to: (1) make any tender or exchange offer for any equity security of the corporation, (2) merge or consolidate the corporation or any subsidiary of the corporation with or into another corporation, (3) purchase or otherwise acquire all or substantially all of the assets of the corporation or of any subsidiary of the corporation, or (4) any transaction or series of transactions similar in purpose, form or effect to any of the foregoing.

(b) The Board of Directors, when evaluating an Acquisition Proposal shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including, without limitation, the following:

(1) The adequacy of the offered consideration, not only in relation to the then current market price of the securities of the corporation, but also in relation to (i) the historical, present and anticipated future operating results and financial position of the corporation, (ii) the value of the corporation in a freely negotiated transaction, and (iii) the prospects and future value of the corporation as an independent entity;

(2) The social and economic impact which the Acquisition Proposal, if consummated, would have upon the customers, depositors and employees of the corporation and its subsidiaries and upon the communities which they serve;

(3) The reputation and business practices and experience of the offeror and its management and affiliates as they might affect (i) the business of the corporation and its subsidiaries, (ii) the future value of the securities of the corporation, and (iii) the customers, depositors and employees of the corporation and its subsidiaries and the communities which they serve; and

(4) The antitrust and other legal and regulatory issues that might arise by reason of the Acquisition Proposal.

(c) The Board of Directors may, in its sole discretion, oppose, recommend or remain neutral with respect to an Acquisition Proposal on the basis of its evaluation of which is in the best interests of the corporation and its shareholders.

(d) In the event that the Board of Directors determines that an Acquisition Proposal is not in the best interests of the corporation and its shareholders and should be opposed, it may take any lawful action for this purpose, including, without limitation, the following:

(1) Advising the shareholders of the corporation of its opposition to the Acquisition Proposal;

(2) Authorizing the initiation of legal proceedings;

(3) Authorizing the initiation of opposition proceedings before any regulatory authority having jurisdiction over the Acquisition Proposal;

(4) Authorizing the corporation to acquire its own securities;

(5) Authorizing the corporation to issue authorized but unissued securities, to sell treasury stock or to grant options with respect thereto; and

(6) Soliciting a more favorable offer from a third party.

ARTICLE 9

9. (a) No director of the corporation shall be removed from office by shareholder vote, except as follows:

(1) With cause, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose; or

(2) Without cause, by the affirmative vote of the holders of not less than 85% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

(b) In the event that the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors, the provisions of Paragraph (a) of this Article 9 shall not apply with respect to any director so elected, who may be removed from office by shareholder vote upon such affirmative vote of the holders of such Preferred Stock as may be specified in the resolution of the Board of Directors authorizing the issuance of such Preferred Stock and designating the rights of the holders thereof, or, if no such vote is specified, upon such affirmative vote of the holders of such Preferred Stock as may be required under the Business Corporation Law of the Commonwealth of Pennsylvania as then in effect.

ARTICLE 10

10. (a) No action required to be taken or which may be taken at any annual or special meeting of shareholders of the corporation may be taken without a duly called meeting and the power of the shareholders of the corporation to consent in writing to action without a meeting is specifically denied.

(b) A special meeting of the shareholders of the corporation may be called only by (i) the Chief Executive Officer of the corporation, (ii) the Executive Committee of the Board of Directors, or (iii) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the whole Board of Directors. Special meetings may not be called by shareholders.

ARTICLE 11

11. The authority to make, amend, alter, change or repeal the bylaws of the corporation is hereby expressly and solely granted to and vested in the Board of Directors, subject always to the power of the shareholders to make, amend, alter, change or repeal the bylaws of the corporation by the affirmative vote of the holders of not less than 85% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

ARTICLE 12

12. No provision of the Articles of Incorporation of the corporation may be amended, altered, changed or repealed, except as follows:

(a) Articles 5, 7, 8, 9, 10, 11, and this Article 12 may be amended, altered, changed or repealed, or a provision inconsistent therewith may be adopted, only as follows:

(1) Upon the affirmative vote of: (i) a majority of the Continuing Directors (as that term is defined in Paragraph (h) of Section 7.4 of Article 7), (ii) a majority of the whole Board of Directors, and (iii) the holders of not less than 66-2/3% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose; or

(2) Upon the affirmative vote of the holders of not less than 85% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

(b) Articles other than those specified in Paragraph (a) of this Article 12 may be amended, altered, changed or repealed, or a provision inconsistent therewith may be adopted, only as follows:

(1) Upon the affirmative vote of: (1) a majority of the whole Board of Directors, and (ii) the holders of not less than a majority of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose; or

(2) Upon the affirmative vote of the holders of not less than 85% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of shareholders duly convened after notice to the shareholders of such purpose.

(c) The vote specified in Paragraphs (a) and (b) of this Article 12 shall be in addition to any vote which may otherwise be required by law, including, without limitation, the affirmative vote of the holders of any series of Preferred Stock then outstanding, voting separately as a class, in the event that such a separate class vote shall be required under the terms of the resolution of the Board of Directors authorizing the issuance of such series and designating the rights of the holders thereof.